Exhibit 10.1

October 12, 2020

Replay Acquisition Corp.

767 Fifth Avenue, 46th Floor

New York, New York 10153

Finance of America Companies Inc.

767 Fifth Avenue, 46th Floor

New York, New York 10153

Finance of America Equity Capital LLC

909 Lake Carolyn Parkway, Suite 1550

Irving, Texas 75039

Re:	Sponsor Agreement

Ladies and Gentlemen:

This letter (this “Sponsor Agreement”) is being delivered to you in accordance with that certain Transaction Agreement, dated as of the date hereof, by and among Replay Acquisition Corp., a Cayman Islands exempted company (“Purchaser”), Finance of America Companies Inc., a Delaware corporation and wholly owned Subsidiary of Purchaser (“New Pubco”), Finance of America Equity Capital LLC, a Delaware limited liability company (the “Company”), and the other parties thereto (the “Transaction Agreement”), and hereby amends and restates in its entirety that certain letter, dated April 3, 2019, from Replay Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), and each of the other undersigned persons (each, an “Insider” and, together with the Sponsor, the “Sponsor Persons”) to Purchaser (the “Prior Letter Agreement”). Certain capitalized terms used herein are defined in Paragraph 11. Capitalized terms used but not defined herein shall have the respective meanings given to them in the Transaction Agreement.

The Sponsor Persons are currently, and as of the Closing will be, the record owners of all of the outstanding Founder Shares and outstanding Private Placement Warrants, with each such Sponsor Person’s ownership (and anticipated changes in ownership as a result of the Warrant Exchange) detailed on Schedule A hereto. As described further in Paragraph 25, Schedule A will be updated from time to time to reflect Sponsor Person ownership changes following the date hereof.

In order to induce Purchaser, New Pubco and the Company to enter into the Transaction Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Sponsor Person hereby agrees, severally and not jointly, with Purchaser, New Pubco and the Company as follows:

1. Voting Obligations. During the Interim Period, each Sponsor Person, in its capacity as a holder of Covered Shares, agrees irrevocably and unconditionally that, at the Special Meeting, at any other meeting of the shareholders of Purchaser or, following the Purchaser Merger, New Pubco (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof), in connection with any written consent of shareholders of Purchaser or, following the Purchaser Merger, New Pubco and in connection with any similar vote or consent of the holders of Private Placement Warrants in their capacities as such, such Sponsor Person shall, and shall cause any other holder of record of any of such Sponsor Person’s Covered Shares to:

(a) when such meeting is held, appear at such meeting or otherwise cause the Sponsor Person’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b) vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at such meeting (or cause such consent to be duly and promptly executed and delivered with respect to), all of such Sponsor Person’s Covered Shares owned as of the record date for determining holders entitled to vote at such meeting (or the record date for determining holders entitled to provide consent) in favor of each Proposal and any other matters reasonably necessary for consummation of the Transactions (including the Warrant Exchange, to the extent it is put to a vote or a request for written consent); and

(c) vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at such meeting (or cause such consent to be duly and promptly executed and delivered with respect to), all of such Sponsor Person’s Covered Shares against any Business Combination Proposal (as defined below) and any other action that would reasonably be expected to impede, interfere with or materially delay or postpone the consummation of, or otherwise adversely affect, any of the Transactions or result in a material breach of any representation, warranty, covenant or other obligation or agreement of any Purchaser-Side Party under the Transaction Agreement or result in a material breach of any representation, warranty, covenant or other obligation or agreement of such Sponsor Person under this Sponsor Agreement.

The obligations of the Sponsor Persons in this Paragraph 1 shall apply whether or not the board of directors of Purchaser (or, following the Purchaser Merger, New Pubco) or other governing body or any committee, subcommittee or subgroup thereof recommends any of the Proposals and whether or not such board or other governing body, committee, subcommittee or subgroup thereof changes, withdraws, withholds, qualifies or modifies, or publicly proposes to change, withdraw, withhold, qualify or modify, the Purchaser Board Recommendation.

2. Exclusivity. During the Interim Period, each Sponsor Person shall not take, nor shall it permit any of its Affiliates or any of its or their respective Representatives to take, whether directly or indirectly, any action to (i) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond to, provide information to or commence due diligence with respect to, any Person (other than the Company, its equityholders or any of their controlled Affiliates or Representatives), concerning, relating to or which is intended or could reasonably be likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, relating to any Business Combination (a “Business Combination Proposal”), or (ii) approve, endorse or recommend, or make any public statement approving, endorsing or recommending, any Business Combination Proposal, in the case of each of clauses (i) and (ii), other than a Business Combination Proposal with the Company, its equityholders or their respective controlled Affiliates. Each Sponsor Person shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which are reasonably likely to give rise to or result in, a Business Combination Proposal other than with the Company, its equityholders or their respective controlled Affiliates.

3. Waiver of Certain Rights. Each Sponsor Person, on behalf of itself and its Affiliates, hereby irrevocably and unconditionally agrees:

(a) not to (i) demand that Purchaser redeem its Covered Shares in connection with the Transactions or (ii) otherwise participate in any such redemption by tendering or submitting any of its Covered Shares for redemption;

(b) not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Purchaser, New Pubco, the Company, any Affiliate or designee of a Sponsor Person acting in its capacity as director, officer or manager or in any similar capacity or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Sponsor Agreement, the Transaction Agreement or the consummation of the Transactions; and

(c) (i) to waive any rights for working capital loans made by or on its behalf to Purchaser or any of its Affiliates to be converted into warrants exercisable for Purchaser Shares, New Pubco Shares or other securities of Purchaser, New Pubco or any of their Affiliates or their successors and assigns and (ii) that no such loans shall be converted into such warrants or any such other securities.

4. Reasonable Best Efforts; Regulatory Undertakings.

(a) During the Interim Period, each Sponsor Person (i) shall, and shall cause its Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the Transactions on the terms and subject to the conditions set forth in the Transaction Agreement and (ii) shall not, and shall cause its Affiliates not to, take any action that would reasonably be expected to prevent or materially delay the satisfaction of any of the conditions to the Transactions set forth in Article IX of the Transaction Agreement.

(b) Without limiting the generality of subsection (a) above, each Sponsor Person shall provide, or cause to be provided, all agreements, documents, instruments, affidavits, statements or information that may be required or requested by any Governmental Entity relating to (i) such Sponsor Person and its Affiliates (including any of its, or its Affiliates’, directors, officers, employees, partners, members or shareholders), (ii) all Persons who are deemed or may be deemed to “control” such Sponsor Person and its Subsidiaries within the meaning of applicable Mortgage Laws and (iii) such Sponsor Person’s and its Affiliates’ structure, ownership, businesses, operations, regulatory and legal compliance, assets, liabilities, financing, financial condition or results of operations, or any of its or their directors, officers, employees, partners, members or shareholders.

5. Warrant Exchange.

(a) Immediately prior to the Redomestication, each Sponsor Person that holds Private Placement Warrants as of the date hereof shall exchange the Private Placement Warrants held by it for Purchaser Shares in the manner described in this Paragraph 5 (as to all Private Placement Warrants that are so exchanged, the “Warrant Exchange”).

(b) Purchaser hereby represents and warrants that all of the Private Placement Warrants are held in book-entry form and that the transfer books for the Private Placement Warrants are maintained by Continental Stock Transfer & Trust Company (the “Warrant Agent”). During the Interim Period, Purchaser and New Pubco shall not, and shall cause the Warrant Agent not to, allow the Transfer of any Private Placement Warrants or allow any of the Private Placement Warrants to be represented by a certificate or other instrument. Further, no Sponsor Person shall request the Transfer of any Private Placement Warrant or request for any of the Private Placement Warrants to be represented by a certificate or other instrument.

(c) Immediately prior to the Redomestication, Purchaser shall exchange all of the Private Placement Warrants for an aggregate of 775,000 validly issued, fully paid and non-assessable Purchaser Shares, in each case, as allocated on Schedule A. Purchaser shall effect the Warrant Exchange by issuing the applicable number of Purchaser Shares to each applicable Sponsor Person in accordance with Schedule A. Following the Warrant Exchange, the Private Placement Warrants shall be void and of no further effect, and no Private Placement Warrants shall be outstanding.

(d) Purchaser and each applicable Sponsor Person agrees to cooperate with each other and their respective officers, employees, attorneys, accountants and other agents, and, generally, do such other reasonable acts and things in good faith as may be necessary to effectuate the intents and purposes of the Warrant Exchange, subject to the terms and conditions hereof and compliance with applicable Law, including taking reasonable action to facilitate the filing of any document or the taking of reasonable action to assist the other parties hereto in complying with the terms hereof.

6. Transfer Restrictions.

(a) Interim Period. During the Interim Period, except as expressly contemplated by the Warrant Exchange, each Sponsor Person shall not, and shall cause any other holder of record of any of such Sponsor Person’s Covered Shares not to, Transfer any of such Sponsor Person’s Covered Shares.

(b) Post-Closing: Covered Shares. During the one-year period immediately following the Closing Date (the “Lock-Up Period”), each Sponsor Person shall not, and shall cause any other holder of record of any of such Sponsor Person’s Covered Shares (other than Excluded Shares) not to, Transfer any of such Sponsor Person’s Covered Shares (other than Excluded Shares). Notwithstanding the immediately preceding sentence, post-Closing Transfers of Covered Shares (other than Excluded Shares) that are held by any Sponsor Person or any of its Permitted Transferees (as defined below) that have entered into a written agreement contemplated by the proviso in this subsection (b) are permitted (i) to New Pubco’s officers or directors, any Affiliates or family members of any of New Pubco’s officers or directors, any members of the Sponsor or any Affiliates of the Sponsor; (ii) in the case of an individual, by gift to a member of the individual’s immediate family, or to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such person, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by virtue of the Laws of the State of Delaware or the Sponsor’s limited liability company agreement, as amended from time to time, upon dissolution of the Sponsor; or (vi) in the event of New Pubco’s completion of a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction which results in the holders of all of the shares of New Pubco Class A Common Stock and New Pubco Class B Common Stock having the right to exchange their shares for cash, securities or other property subsequent to the completion of Purchaser’s initial Business Combination (including the entry into an agreement in connection with such liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction); provided, however, that each transferee contemplated by clauses (i) through (v) (each, a “Permitted Transferee”) must enter into a written agreement with New Pubco agreeing to be bound by the restrictions in this Sponsor Agreement.

(c) Post-Closing: Excluded Shares. During the 180-day period immediately following the Closing Date, each Sponsor Person shall not, and shall cause any other holder of record of any of such Sponsor Person’s Excluded Shares (other than Excluded Shares purchased (i) pursuant to a PIPE Agreement or (ii) on the open market after the date hereof) not to, Transfer any of such Sponsor Person’s Excluded Shares (other than Excluded Shares purchased (i) pursuant to a PIPE Agreement or (ii) on the open market after the date hereof). Notwithstanding the immediately preceding sentence, post-Closing Transfers of Excluded Shares (other than Excluded Shares purchased (i) pursuant to a PIPE Agreement or (ii) on the open market after the date hereof) that are held by any Sponsor Person or any of its Permitted Transferees that have entered into a written agreement contemplated by the proviso in this subsection (c) are permitted to its Permitted Transferees; provided, however, that each Permitted Transferee must enter into a written agreement with New Pubco agreeing to be bound by the restrictions in this Sponsor Agreement. For the avoidance of doubt, the Excluded Shares purchased (1) pursuant to a PIPE Agreement or (2) on the open market after the date hereof shall not be subject to the provisions of this Section 6(c).

(d) Any Transfer in violation of the provisions of this Paragraph 6 shall be null and void ab initio and of no force or effect.

7. Vesting Provisions Applicable to Founder Shares.

(a) General. Each Sponsor Person agrees that, as of immediately prior to the Purchaser Merger, all of the Founder Shares held by such Sponsor Person shall be unvested and, from and after the Purchaser Merger, shall be subject to the vesting and forfeiture provisions set forth in this Paragraph 7. For the avoidance of doubt, the Purchaser Shares received in the Warrant Exchange shall be vested immediately upon the Warrant Exchange and shall not be subject to the provisions of this Section 7.

(b) Special Transfer Restrictions for Unvested Founder Shares. Each Sponsor Person shall not, and shall cause any other holder of record of any of such Sponsor Person’s unvested Founder Shares not to, Transfer any of such Sponsor Person’s unvested Founder Shares prior to the time such unvested Founder Shares become vested pursuant to subsection (d) below, except to the extent permitted by the second sentence of Paragraph 6(b). Each Sponsor Person understands that the Transfer restrictions in the immediately preceding sentence are in addition to, and not in lieu of, those imposed under the first sentence of Paragraph 6(b).

(c) Vesting of Founder Shares Upon Purchaser Merger. 40% of the unvested Founder Shares Beneficially Owned by each Sponsor Person (or Affiliate thereof) as of immediately prior to the Purchaser Merger shall vest upon the Purchaser Merger.

(d) Performance Vesting of Founder Shares.

(i) If, at any time during the six (6) years following the Closing, the VWAP of New Pubco Class A Common Stock is greater than or equal to $12.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “First Earnout Achievement Date”), 35% of the unvested Founder Shares Beneficially Owned by each Sponsor Person (or Affiliate thereof) as of immediately prior to the Purchaser Merger shall vest. If the First Earnout Achievement Date or a New Pubco Sale has not occurred after the Closing and prior to the date that is six (6) years following the Closing Date, the Founder Shares that were eligible to vest pursuant to this clause (i) shall not vest and shall be forfeited as provided in subsection (e) below.

(ii) If, at any time during the six (6) years following the Closing, the VWAP of New Pubco Class A Common Stock is greater than or equal to $15.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “Second Earnout Achievement Date”), 25% of the unvested Founder Shares Beneficially Owned by each Sponsor Person (or Affiliate thereof) as of immediately prior to the Purchaser Merger shall vest. If the Second Earnout Achievement Date or a New Pubco Sale has not occurred after the Closing and prior to the date that is six (6) years following the Closing Date, the Founder Shares that were eligible to vest pursuant to this clause (ii) shall not vest and shall be forfeited as provided in subsection (e) below.

(iii) In the event that there is an agreement with respect to a New Pubco Sale entered into after the Closing and prior to the date that is six (6) years following the Closing Date:

(A)

to the extent it has not already occurred, the First Earnout Achievement Date shall be deemed to occur on the day prior to the closing of such New Pubco Sale if the price paid per New Pubco Share in such New Pubco Sale is greater than or equal to $12.50, and the Founder Shares eligible for vesting pursuant to clause (i) above shall vest;

(B)

to the extent it has not already occurred, the Second Earnout Achievement Date shall also be deemed to occur on the day prior to the closing of such New Pubco Sale if the price paid per New Pubco Share in such New Pubco Sale is greater than or equal to $15.00, and the Founder Shares eligible for vesting pursuant to clause (ii) above shall vest;

(C)

in the event (x) the price paid per New Pubco Share in such New Pubco Sale is greater than or equal to $10.00 (to the extent the Second Earnout Achievement Date has not occurred) but does not exceed $12.50 and (y) the consideration paid per New Pubco Share in such New Pubco Sale includes stock or other equity consideration, as a condition to the consummation of such New Pubco Sale, the acquiror in such New Pubco Sale shall agree that the unvested Founder Shares eligible for vesting pursuant to clause (i) above shall remain eligible for vesting following the closing of such New Pubco Sale, and the stock price thresholds set forth in clause (i) above shall be equitably adjusted for the conversion ratio and other terms and conditions of the transaction, as determined by the board of directors of New Pubco in good faith (but the Founder Shares eligible for vesting pursuant to clause (ii) above will no longer be eligible for vesting following such closing and will be forfeited pursuant to subsection (e) below); and

(D)

in the event the price paid per New Pubco Share in such New Pubco Sale is (x) less than $10.00 or (y) less than $12.50 and payable solely in cash consideration, the unvested Founder Shares eligible for vesting pursuant to clauses (i) and (ii) above will no longer be eligible for vesting following the closing of such New Pubco Sale and will be forfeited pursuant to subsection (e) below);

provided, that (I) in each of the foregoing clauses (A) through (D), to the extent the price paid per New Pubco Share includes contingent consideration or property other than cash, the board of directors of New Pubco shall determine the price paid per New Pubco Share in such New Pubco Sale in good faith (valuing any such consideration payable in publicly-traded securities of the acquiror, on a per-security basis, at the VWAP of such security over the twenty (20) consecutive Trading Day period ending on (and including) the second Business Day prior to the date of the entry into the binding definitive agreement providing for the consummation of such New Pubco Sale) and (II) any determination by the board of directors of New Pubco with respect to any matters contemplated by, or related to, this Paragraph 7, including the price paid per New Pubco Share in any New Pubco Sale, the determination of whether any Founder Shares are eligible for vesting under this Paragraph 7 or the form or requirement of any agreement by an acquirer under clause (C) above, shall be made in good faith and shall be final and binding on the Sponsor Persons and each of their respective Affiliates.

(e) Forfeiture of Unvested Founder Shares. Unvested Founder Shares that are forfeited under this Paragraph 7 shall be transferred by the forfeiting Sponsor Person (or Affiliate thereof) that Beneficially Owns such Founder Shares to New Pubco (x) on the day immediately following the sixth anniversary of the Closing or (y) on the day immediately prior to the closing of any New Pubco Sale, as applicable, in each case, without any consideration for such Transfer, and New Pubco shall be entitled to cancel such unvested Founder Shares without any further action or consent of such forfeiting Sponsor Person (or Affiliate thereof).

(f) Proportional Voting of Unvested Founder Shares.

(i) Each Sponsor Person hereby agrees that, with respect to all of the unvested Founder Shares Beneficially Owned by such Sponsor Person (or Affiliate thereof), such Founder Shares shall be present at all meetings for purposes of a quorum and voted at all meetings of the stockholders of New Pubco, or voted, consented or approved in any other circumstances, upon which such vote, consent or other approval (including providing any written consent as of any specified date) is sought or obtained by or from the stockholders of New Pubco, in the same manner (including by voting “for” or “against,” abstaining or withholding votes) as, and in the same proportion to, the votes cast “for” or “against,” and abstentions or vote withholdings made, in respect of all shares of New Pubco Class A Common Stock and New Pubco Class B Common Stock, taken together, held by the holders thereof (other than the unvested Founder Shares held by the Sponsor Persons (of Affiliates thereof)).

(ii) In order to give effect to the proportional voting mechanics described in clause (i) above, solely to the extent of its unvested Founder Shares, each Sponsor Person hereby irrevocably makes, constitutes and appoints each officer of New Pubco, with full power of substitution and re-substitution, its true and lawful proxy and attorney-in-fact, for it and in its name, place and stead and for its use and benefit, to act as its proxy and attorney-in-fact to attend any meeting of stockholders of New Pubco with respect to any such unvested Founder Shares, vote any such unvested Founder Shares at any such meeting of stockholders of New Pubco, execute and deliver any action by written consent in lieu of a meeting of stockholders of New Pubco with respect to such unvested Founder Shares and take any other action with respect to such unvested Founder Shares in respect of any other approval of the stockholders of New Pubco. The proxy and power of attorney granted pursuant to this clause (ii) is a special proxy coupled with an interest and is irrevocable and shall remain in effect until the termination of this Sponsor Agreement in accordance with Paragraph 19.

(g) No Economic Rights of Unvested Founder Shares. Unvested Founder Shares shall not be entitled to, and each holder of any unvested Founder Shares (in its capacity as such) hereby irrevocably waives any right to, receive any dividends or other distributions (whether payable in the form of cash, stock or other assets), or to have any other economic rights (including, without limitation, the right to receive any consideration payable upon conversion or exchange), for so long as such Unvested Founder Shares remain unvested. No adjustments shall be made for dividends or distributions or other rights in respect of unvested Founder Shares for which any record date occurs prior to the date upon which such Founder Shares become vested (i.e., unvested Founder Shares will not be entitled to receive back dividends or other distributions or any other form of economic “catch-up” once they become vested).

(h) No Application to Certain Sponsor Persons. Notwithstanding anything to the contrary contained in this Sponsor Agreement, this Paragraph 7 shall not apply to any of the Founder Shares held by Daniel Marx, Mariano Bosch or Russell Colaco as of the Closing, which such Founder Shares shall be 100% vested from and after the Closing; provided, that any such Founder Shares that are Transferred to any other Sponsor Person (or any Permitted Transferee thereof) following the Closing shall be subject to this Paragraph 7 (i.e., 40% of the Founder Shares so Transferred shall remain vested following such Transfer, but the remaining 60% of such Founder Shares shall revert to “unvested” status upon such Transfer and shall be subject to forfeiture as described in this Paragraph 7).

8. Certain Securities Law Representations and Warranties. Each Sponsor Person hereby represents and warrants as follows:

(a) it has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked;

(b) in the case of Insiders only, its biographical information furnished to Purchaser, if any (including any such information included in the Prospectus), is true and accurate in all respects and does not omit any material information with respect to such Insider’s background;

(c) its questionnaire furnished to Purchaser, if any, is true and accurate in all respects;

(d) it is not subject to or a respondent in any legal action for any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; and

(e) it has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another Person or (iii) pertaining to any dealings in any securities, and it is not currently a defendant in any such criminal proceeding.

9. Certain Payments. Except as disclosed in the Prospectus, no Sponsor Person, nor any Affiliate thereof, nor any director, officer or manager of (or person acting in a similar capacity with respect to) Purchaser, shall receive from Purchaser any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of, Purchaser’s initial Business Combination (regardless of the type of transaction that it is), other than the following, none of which will be made from the proceeds held in the Trust Account prior to the completion of the initial Business Combination: (i) payment of customary fees for financial advisory services; (ii) payment of annual director fees of $25,000 each to two of Purchaser’s independent directors; (iii) reimbursement for any out-of-pocket expenses related to identifying, investigating and consummating an initial Business Combination; and (iv) repayment of loans, if any, and on such terms as to be determined by Purchaser from time to time, made by the Sponsor, an Affiliate of the Sponsor or any of Purchaser’s officers or directors to finance transaction costs in connection with an intended initial Business Combination, provided, that, if Purchaser does not consummate an initial Business Combination, a portion of the working capital held outside the Trust Account may be used by Purchaser to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment. During the Interim Period, each Sponsor Person agrees not to enter into, modify or amend any Contract between or among any Sponsor Person or any Affiliate thereof, on the one hand, and New Pubco or any of its Subsidiaries, on the other hand, that would contradict, limit, restrict or impair any Person’s ability to perform or satisfy any obligation under this Sponsor Agreement or the Transaction Agreement.

10. Service as Officer or Director. Each Sponsor Person has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Sponsor Agreement and, as applicable, to serve as an officer, director or manager of (or in a similar capacity with respect to) Purchaser.

11. Definitions. As used herein, the following terms shall have the respective meanings set forth below:

(a) “Beneficially Own” has the meaning given to such term under Rule 13d-3 of the Exchange Act.

(b) “Covered Shares” means all Founder Shares, all Private Placement Warrants and all other Purchaser Shares (including Purchaser Shares received in the Warrant Exchange), New Pubco Shares and other shares of capital stock or equity securities of Purchaser (prior to the Purchaser Merger) or New Pubco (following the Purchaser Merger), or securities convertible into, exercisable or exchangeable for the same, of which any Sponsor Person owns as of the date hereof or acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities.

(c) “Excluded Shares” means any Purchaser Shares, New Pubco Shares or other shares of capital stock or equity securities of Purchaser (prior to the Purchaser Merger) or New Pubco (following the Purchaser Merger), or securities convertible into, exercisable or exchangeable for the same, of which any Sponsor Person acquired or acquires record or beneficial ownership in connection with the Purchaser’s Public Offering, through a purchase on the open market, pursuant to a PIPE Agreement or through the Warrant Exchange and including any additional shares acquired in respect of such shares whether as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of such shares.

(d) “Founder Shares” means: (i) the 7,187,500 Purchaser Shares that were purchased in a private placement prior to the Public Offering; and (ii) following the Purchaser Merger, the 7,187,500 New Pubco Shares into which the aggregate amount of Purchaser Shares referred to in clause (i) are converted pursuant to the Purchaser Merger.

(e) “Private Placement Warrants” means the warrants to purchase up to 7,750,000 Purchaser Shares that were purchased in a private placement concurrent with the Public Offering.

(f) “Prospectus” has the meaning given to it in the Prior Letter Agreement.

(g) “Public Offering” has the meaning given to it in the Prior Letter Agreement.

(h) “Transfer” means the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, hedge, grant of any option to purchase or otherwise dispose of in any manner (including by merger, consolidation, division, operation of law or otherwise) or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the

SEC promulgated thereunder with respect to, any security (including, for the avoidance of doubt, through a Transfer of equity securities in a Person who owns such security), (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

12. Entire Agreement; Amendment; No Reliance. This Sponsor Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to the Sponsor Persons, the Prior Letter Agreement. This Sponsor Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by each Sponsor Person charged with such change, amendment, modification or waiver and New Pubco, Purchaser and the Company. Each of Purchaser, New Pubco and the Sponsor Persons hereby acknowledges and agrees, on behalf of itself, its Affiliates and its Representatives, that, in connection with its entry into this Sponsor Agreement and (if applicable) the Transaction Agreement and agreement to consummate the Transactions, none of the foregoing has relied on any representations or warranties of any Seller-Side Party or otherwise except for those expressly set forth in the Transaction Agreement.

13. Assignment. No party hereto may, except as set forth herein, assign either this Sponsor Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this Paragraph 13 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Agreement shall be binding on the Sponsor Persons, Purchaser, New Pubco and the Company and their respective successors, heirs, personal representatives, assigns and (in the case of the Sponsor Persons) Permitted Transferees.

14. No Third-Party Beneficiaries. Nothing in this Sponsor Agreement shall be construed to confer upon, or give to, any Person other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Agreement shall be for the sole and exclusive benefit of Purchaser, New Pubco, the Sponsor Persons and the Company, and their respective successors, heirs, personal representatives and assigns and (in the case of the Sponsor Persons) Permitted Transferees.

15. Counterparts. This Sponsor Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

16. Severability. This Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

17. Governing Law; Venue; Waiver of Jury Trial. Sections 12.2 and 12.3 of the Transaction Agreement are incorporated herein by reference, mutatis mutandis.

18. Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 12.4 of the Transaction Agreement to the applicable party at its principal place of business.

19. Termination. This Sponsor Agreement shall terminate on the earliest of (i) the valid termination of the Transaction Agreement (in which case this Sponsor Agreement shall be of no force or effect and shall revert to the Prior Letter Agreement), (ii) the consummation of a New Pubco Sale and (iii) the later of (A) the earlier of (I) the occurrence (or deemed occurrence) of the Second Earnout Achievement Date on or before the sixth anniversary of the Closing Date and (II) the sixth anniversary of the Closing Date and (B) the expiration of the Lock-Up Period; provided, that no such termination (including one that results in a reversion to the Prior Letter Agreement under clause (i)) shall relieve any party hereto from any liability resulting from its pre-termination breach of this Sponsor Agreement.

20. Other Representations and Warranties. Each Sponsor Person hereby represents and warrants (severally and not jointly as to itself only) to Purchaser, New Pubco and the Company as follows: (i) if such Person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Person’s corporate, limited liability company or other organizational powers and have been duly authorized by all necessary corporate, limited liability company or other organizational actions on the part of such Person; (ii) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform its obligations hereunder; (iii) this Sponsor Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); (iv) the execution and delivery of this Sponsor Agreement by such Person do not, and the performance by such Person of its obligations hereunder will not, (A) if such Person is not an individual, conflict with or result in a violation of the organizational documents of such Person, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Covered Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of its obligations under this Sponsor Agreement; (v) there is no Action pending or, to the knowledge of such Person, threatened against such Person before (or, in the case of a threatened Action, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its obligations under this Sponsor Agreement; (vi) except as disclosed pursuant to Section 7.10 of the Transaction Agreement, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such Person, Purchaser or New Pubco (or any of their respective Subsidiaries), or any Affiliates of any of the foregoing Persons in connection with the Transaction Agreement or this Sponsor Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Person, on behalf of such Person, for which Purchaser, New Pubco, the Company or any of their respective Affiliates would have any obligations or liabilities of any kind or nature; (vii) such Person has had the opportunity to read the Transaction Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors; (viii) such Person has not entered into, and will not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; (ix) such Person has good and valid title to all Covered Shares held by it, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such securities (other than transfer restrictions under the Securities Act) affecting any such securities, other than pursuant to (A) this Sponsor Agreement, (B) the Memorandum and Articles of Association, (C) the Transaction Agreement or (D) any applicable securities Laws; and (x) the Founder Shares and Private Placement Warrants listed on Schedule A are the only equity securities in New Pubco or any of its Subsidiaries (including, without limitation, any equity securities convertible into, or which can be exercised or exchanged for, equity securities of New Pubco or any of its Subsidiaries) owned of record or Beneficially Owned by such Person as of the date hereof and as of the Closing Date and such Person has the sole power to dispose of (or sole power to cause the disposition of) and the sole power to vote (or sole power to direct the voting of) such Founder Shares and Private Placement Warrants and none of such Founder Shares or Private Placement Warrants is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Founder Shares or Private Placement Warrants, except as provided in this Sponsor Agreement.

21. Equitable Adjustments. If, and as often as, there are any changes in Purchaser, New Pubco, the Founder Shares or the Private Placement Warrants by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Sponsor Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to Purchaser, New Pubco, the Founder Shares or the Private Placement Warrants, each as so changed. For the avoidance of doubt, such equitable adjustment shall be made to the performance criteria set forth in Paragraph 7.

22. Stop Transfer Order; Legend. Each Sponsor Person hereby authorizes Purchaser and New Pubco to maintain a copy of this Sponsor Agreement at either the executive office or the registered office of Purchaser. In furtherance of this Sponsor Agreement, each Sponsor Person hereby authorizes and will instruct Purchaser and New Pubco, promptly after the date hereof, to enter, or cause its transfer agent to enter, a stop transfer order with respect to all of such Sponsor Person’s Covered Shares with respect to any Transfer not permitted hereunder and to include the following legend on any certificates or other instruments representing (or any notice given pursuant to Section 151(f) of the General Corporation Law of the State of Delaware in respect of) such Sponsor’s Covered Shares: “THE SHARES OF STOCK OR OTHER SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOTING AND TRANSFER RESTRICTIONS PURSUANT TO THAT CERTAIN SPONSOR AGREEMENT, DATED AS OF OCTOBER 12, 2020, BY AND AMONG REPLAY ACQUISITION CORP., A CAYMAN ISLANDS EXEMPTED COMPANY, FINANCE OF AMERICA COMPANIES INC., A DELAWARE CORPORATION, FINANCE OF AMERICA EQUITY CAPITAL LLC, A DELAWARE LIMITED LIABILITY COMPANY, REPLAY SPONSOR, LLC, A DELAWARE LIMITED LIABILITY COMPANY, AND CERTAIN OTHER PERSONS PARTY THERETO. ANY TRANSFER OF SUCH SHARES OF STOCK OR OTHER SECURITIES IN VIOLATION OF THE TERMS AND PROVISIONS OF SUCH SPONSOR AGREEMENT SHALL BE NULL AND VOID AB INITIO AND HAVE NO FORCE OR EFFECT WHATSOEVER.”

23. Specific Performance. Each Sponsor Person acknowledges and agrees that Purchaser, New Pubco and the Company shall be irreparably harmed and that there shall be no adequate remedy at Law for any breach, or threatened breach, by any Sponsor Person of any of the covenants or agreements contained in this Sponsor Agreement, and that any breach or threatened breach of this Sponsor Agreement by a Sponsor Person would not be adequately compensated by monetary damages alone. It is accordingly agreed, notwithstanding anything to the contrary set forth in this Sponsor Agreement, that each of Purchaser, New Pubco and the Company shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the Sponsor Persons’ covenants and agreements contained in this Sponsor Agreement. Each Sponsor Person hereby agrees (i) to waive the defense in any such suit that Purchaser, New Pubco or the Company has an adequate remedy at law, (ii) not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Sponsor Agreement or to enforce compliance with the covenants and obligations of the Sponsor Persons under this Sponsor Agreement and (iii) to waive any requirement to post any bond, in each case, in connection with obtaining such relief. All rights and remedies of the parties under this Sponsor Agreement shall be cumulative, and the exercise of one or more rights or remedies shall not preclude the exercise of any other right or remedy available under this Sponsor Agreement or applicable Law.

24. Interpretation. Sections 12.5 and 12.8 of the Transaction Agreement are incorporated herein by reference, mutatis mutandis. Wherever this Sponsor Agreement uses “it”, “its” or derivations thereof to refer to natural person Sponsor Persons, such references shall be deemed references to “her”, “him” or “his”, as applicable.

25. Updates to Schedule A; Admission of New Sponsor Persons. During the Interim Period, each Sponsor Person shall promptly notify Purchaser of any increase, decrease or other change in the number of Founder Shares, Private Placement Warrants or other Covered Shares held by or on behalf of such Sponsor Person (for the avoidance of doubt, each Sponsor Person acknowledges and agrees that Paragraph 6(a) prohibits all Transfers of its Covered Shares during the Interim Period, except as expressly contemplated by the Warrant Exchange). From and after the Closing, each Sponsor Person shall promptly notify New Pubco of any increase, decrease or other change in the number of Founder Shares or other Covered Shares held by or on behalf of such Sponsor Person, including as a result of a Transfer in compliance with this Sponsor Agreement. Promptly following each such notification, Purchaser or New Pubco (as applicable) shall update Schedule A to reflect the applicable changes as they relate to Founder Shares or Private Placement Warrants (in the case of an Interim Period change) or Founder Shares (in the case of a post-Closing change) and provide a copy of such updated Schedule A to each of the parties hereto, and such updated Schedule A shall control for all purposes of this Sponsor Agreement (unless and until it is later updated in accordance with this Paragraph 25). Any update to Schedule A in accordance with this Sponsor Agreement shall not be deemed an amendment to this Sponsor Agreement for purposes of Paragraph 12.

26. Termination of Existing Registration Rights Agreement. Effective as of (but subject to the consummation of) the Closing, (a) that certain Registration Rights Agreement, dated as of April 3, 2019, by and among Purchaser, Sponsor and the other parties thereto is hereby terminated and of no force or effect, and (b) none of the parties thereto shall have any rights or obligations thereunder.

27. Additional Agreements.

(a) The Sponsor hereby represents and warrants to New Pubco, Purchaser and the Company that (i) on or prior to the date hereof, it has delivered to New Pubco, Purchaser and the Company a capitalization table showing all of the direct equity owners of the Sponsor (the “Sponsor Cap Table”), (ii) the Sponsor Cap Table is true, correct and complete in all respects as of the date hereof and (iii) as of the date hereof, no person who is contemplated to be a director, board observer or officer of New Pubco following the Closing holds a direct or indirect economic interest in the Sponsor.

(b) Notwithstanding anything to the contrary herein, following the date hereof, the Sponsor shall provide written notice to New Pubco, Purchaser and the Company promptly following (i) any change in the Sponsor Cap Table or (ii) any director, board observer or officer of New Pubco (or, if in the pre-Closing period, any person who is contemplated to be a director, board observer or officer of New Pubco following the Closing) becoming a direct or indirect holder of an economic interest in the Sponsor.

(c) Notwithstanding anything to the contrary herein (including Paragraphs 6(b) and 6(c)), if any director, board observer or officer of New Pubco holds an economic interest directly or indirectly in any Sponsor Person and/or any Permitted Transferee of any such Sponsor Person (such Sponsor Person and such Sponsor Person’s Permitted Transferee being the “Invested Party”), the Invested Party (and for the avoidance of doubt, no other Sponsor Person hereof other than the Invested Party) shall be subject to the New Pubco insider trading policies (including any “cooling off” period specified therein) applicable to its directors and officers.

28. Further Assurances. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[Signature pages follow]

Sincerely,

REPLAY SPONSOR, LLC

By:	/s/ Edmond M. Safra
Name: Edmond M. Safra
Title: Manager

By:	/s/ Gregorio Werthein
Name: Gregorio Werthein
Title: Manager

EMS OPPORTUNITY LTD.

By:	/s/ Edmond M. Safra
Name: Edmond M. Safra
Title: Authorized Signatory

/s/ Russell Colaco
Russell Colaco

/s/ Daniel Marx
Daniel Marx

/s/ Mariano Bosch
Mariano Bosch

/s/ Edmond M. Safra
Edmond M. Safra

/s/ Gregorio Werthein
Gregorio Werthein

/s/ Brendan Driscoll
Brendan Driscoll

/s/ Gerardo Werthein
Gerardo Werthein

/s/ Leonardo Madcur
Leonardo Madcur

/s/ Ezra Cohen
Ezra Cohen

Acknowledged and agreed:

REPLAY ACQUISITION CORP.

By:	/s/ Edmond Safra
Name: Edmond Safra
Title: Co-Chief Executive Officer

By:	/s/ Gregorio Werthein
Name: Gregorio Werthein
Title: Co-Chief Executive Officer

FINANCE OF AMERICA COMPANIES INC.

By:	/s/ Edmond M. Safra
Name: Edmond M. Safra
Title: President

FINANCE OF AMERICA EQUITY CAPITAL LLC

By:	/s/ Graham Fleming
Name: Graham Fleming
Title: President

Schedule A

Ownership of Securities

Sponsor Persons	Founder Shares	Private Placement Warrants	Purchaser Shares Received in Warrant Exchange	Other Covered Shares
Replay Sponsor, LLC	7,097,500	7,750,000	775,000	0
EMS Opportunity Ltd. / Gregorio Werthein	0	0	0	2,500,000
Russell Colaco	25,000	0	0	0
Daniel Marx	25,000	0	0	0
Mariano Bosch	40,000	0	0	0
Edmond Safra	0	0	0	0
Brendan Driscoll	0	0	0	0
Gerardo Werthein	0	0	0	0
Leonardo Madcur	0	0	0	0
Ezra Cohen	0	0	0	0

Total	7,187,500	7,750,000	775,000	2,500,000